Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2009 with respect to the financial statements and supplemental schedule of the OMNOVA Solutions Retirement Savings Plan appearing in the 2008 Annual Report of OMNOVA Solutions Retirement Savings Plan on Form 11-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
June 26, 2009